UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 22, 2005

3COM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-12867	94-2605794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Campus Drive Marlborough, Massachusetts 01752
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 323-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       Entry into a Material Definitive Agreement

On June 22, 2005, the Compensation Committee of the Board of Directors of 3Com Corporation (“3Com”) approved bonus payments to 3Com’s executive officers, other than Bruce L. Claflin, for the second half of fiscal 2005.  The Compensation Committee considered 3Com’s performance during the second half of fiscal 2005, current market conditions and the performance of the individual executive officers, each compared to previously established objectives and approved bonus payments equal to 25% of each executive officer’s target bonus for the second half of fiscal 2005.  The Compensation Committee also approved the financial and operational objectives for 3Com’s fiscal 2006 bonus payments and set fiscal 2006 annual base salaries and target bonus amounts for 3Com’s executive officers, which included the following changes from fiscal 2005 levels:  (i) Mr. Halsted’s base salary was increased to $350,000; (ii) Mr. Nicholson’s base salary was increased to $350,000 and his target bonus amount was increased to 65% of his base salary; and (iii) Mr. Bose’s base salary was increased to $335,000 and his target bonus amount was increased to 65% of his base salary.  The Compensation Committee also approved the grant of stock options and awards of restricted stock to executive officers under the 3Com Corporation 2003 Stock Plan (the “2003 Plan”).

The Compensation Committee also approved amendments to the 3Com Corporation Section 16 Officer Severance Plan.  The material changes include: (i) one-year accelerated vesting of all time-based restricted stock awards; (ii) 25% acceleration of all performance-based restricted stock awards; and (iii) payment of 100% of the premium for health, dental and vision coverage for the severance period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3COM CORPORATION

Date: June 28, 2005	By:	/s/ Neal D. Goldman
Neal D. Goldman Senior Vice President, Management Services, General Counsel and Secretary